Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. John Harmon, CFA, Sr. Account Manager
China TransInfo Technology Corp.	CCG Investor Relations
E-mail: ir@ctfo.com	E-mail: john.harmon@ccgir.com
Tel: + 86 10–5169 1657	Tel: +86 10–8573 1014
Website: www.ccgirasia.com

For Immediate Release:

China TransInfo Announces Fourth-Quarter and Full Year 2011 Results

  Revenues of $167.0 Million in 2011 Increased 36.1% Versus 2010

Beijing, China – March 29, 2012, China TransInfo Technology Corp. (NASDAQ: CTFO) (“China TransInfo” or the “Company”), a leading provider of comprehensive intelligent transportation systems (“ITS”) in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the “Group Company”), today reported financial results for the fourth quarter and full year ended December 31, 2011.

Fourth-Quarter 2011 Highlights:

  Revenue increased 24.3% year over year to $48.2 million
  Net income was $5.0 million, or $0.20 per diluted share
  Adjusted net income was $5.1 million, or $0.20 per diluted share(*)

Full Year 2011 Highlights:

  Revenue increased 36.1% year over year to $167.0 million
  Net income was $14.0 million, or $0.55 per diluted share
  Adjusted net income was $15.1 million, or $0.60 per diluted share(*)

“We are pleased to report another quarter of strong revenue growth, including stronger-than-expected results from our transportation business in ITS markets, which pushed 2011 revenues well ahead of our guidance,” commented Mr. Shudong Xia. “On the bottom line, we achieved solid profitability despite the challenge of increasing project execution costs. In addition, we turned operating cash-flow positive in the fourth quarter due to improved collections towards year-end. We remain committed to growing our business alongside the favorable dynamics in China’s transportation market.”

CTFO Reports Fourth Quarter and Full Year 2011 Results	page 2

Fourth-Quarter 2011 Results

For the quarter ended December 31, 2011, revenue increased 24.3% to $48.2 million from $38.8 million in the year-ago quarter. The increase in revenue was driven primarily by a 14.1% increase in transportation revenue, mainly resulting from strong performance in the highway ITS. Revenue from products and applications in the transportation business sector was $42.4 million, or 87.9% of total revenue, compared to $37.1 million, or 95.8% of total revenue, in the year-ago quarter. The remainder of revenue derived from Digital City, land and resources, and other business categories.

Gross profit decreased 8.8% to $12.6 million in the fourth quarter of 2011, as compared to $13.8 million in the year-ago quarter. The gross margin in the fourth quarter of 2011 decreased to 26.1% from 35.5% in the year-ago quarter, mainly due to lower margins year-over-year in the expanded ITS business. Sequentially, gross margin improved by more than 150 basis points from 24.5% in the third quarter of 2011.

Selling expenses were $1.6 million, compared to $1.3 million in the fourth quarter of 2010. General and administrative expenses were $8.0 million, compared to $5.9 million in the fourth quarter of 2010. The increase was primarily due to increases in year-end performance bonuses, as well as travel, entertainment and office expenses from expanded operations and higher sales volume. Total operating expenses were $9.6 million, an increase of 32.8% from $7.2 million in the year-ago quarter. Operating income decreased to $3.0 million from $6.6 million in the fourth quarter of 2010.

In the fourth quarter, subsidy income was $4.4 million, as compared to $0.1 million in the year-ago quarter, owing to several projects receiving government subsidies due to their qualification for national development policies, such as the Pedestrian Navigation project being developed by the Company.

Net income decreased 14.7% to $5.0 million, or $0.20 per diluted share, compared to $5.8 million, or $0.23 per diluted share, in the year-ago quarter. Adjusted net income, which excludes $0.1 million in non-cash stock-based compensation expense and $0.01 million in intangible amortization expense from acquisitions, decreased 10.9% to $5.1 million, or $0.20 per diluted share, compared to $5.8 million, or $0.23 per diluted share, in the comparable period of 2010(*).  Weighted average diluted shares outstanding decreased to 25,272,585 shares from 25,279,920 shares in the year-ago quarter.

CTFO Reports Fourth Quarter and Full Year 2011 Results	page 3

Full Year 2011 Results

Revenue for the year ended December 31, 2011, increased 36.1% to $167.0 million, compared to $122.7 million in 2010. Gross profit increased 5.3% to $44.7 million from $42.4 million a year ago. Operating income declined 25.6% to $14.9 million from $20.0 million in 2010. Net income decreased 9.7% to $14.0 million, or $0.55 per diluted share compared to net income of $15.5 million, or $0.63 per diluted share, in 2010.

Adjusted net income, which excludes non-cash stock based compensation expense of $1.0 million and amortization expense of intangibles from acquisitions of $0.1 million, decreased 9.9% to $15.1 million, or $0.60 per diluted share, compared to $16.8 million, or $0.68 per diluted share, in 2010(*). Weighted average diluted shares outstanding increased to 25.3 million shares from 24.7 million shares in 2010.

(*) Please refer to the table at the end of this press release for a reconciliation of net income and diluted earnings per share (“EPS”) to exclude non-cash stock-based compensation and amortization expense of intangibles from acquisitions.

Financial Condition

As of December 31, 2011, cash and cash equivalents totaled $45.0 million, compared to $43.9 million as of December 31, 2010. The increase in cash and cash equivalents during 2011 was primarily due to a $22.1 million increase in the fourth quarter, which was primarily attributable to decreases in accounts receivable and prepayments during the fourth quarter. For the year ended December 31, 2011, cash flow from operations was positive $3.2 million due to improved collections toward the year end. Working capital increased to $97.3 million compared to $73.8 million as of December 31, 2010. Stockholders’ equity was $149.9 million compared to $111.2 million as of December 31, 2010.

Recent Developments

On February 21, 2012, the Company announced that its Board of Directors had received a preliminary, non-binding proposal from its Chairman and Chief Executive Officer, Mr. Shudong Xia, in which Mr. Xia stated his intention to acquire all of the outstanding shares of the Company’s common stock not currently owned by him in a going-private transaction at a proposed price of $5.65 per share in cash. According to the proposal letter, the acquisition is intended to be funded with a combination of debt and equity financing. Mr. Xia currently beneficially owns approximately 27.85% of the Company’s common stock.

CTFO Reports Fourth Quarter and Full Year 2011 Results	page 4

The Company’s Board of Directors established a special committee of independent directors to consider this proposal and any additional proposals that may be made by Mr. Xia and his affiliates, if any. The special committee has retained William Blair & Company, L.L.C. as its financial advisor and Shearman & Sterling LLP as its legal counsel in consideration of such matters. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Xia or any other transaction will be approved or consummated.

Business Outlook

China TransInfo has successfully developed a first-generation commercial vehicle monitoring and control platform for the Ministry of Transport. To date, the Company has recorded more than 1.32 million vehicles registered on the platform and recorded approximately 460,000 active users. The Company has completed the development of its Freight Transport Safety Information Monitoring and Services System as well as the Passenger Coach Public Service Platform and put them into operation.

Mr. Xia continued, “At the end of the fourth quarter, our sales backlog was approximately $173 million, compared to $175 million at the end of the third quarter of 2011. We signed roughly $44 million in contracts during the fourth quarter. For the full 2012 fiscal year, we expect revenues to be approximately $170 million and adjusted net income, which excludes non-cash stock based compensation expense and amortization expense of intangibles from acquisitions, to be approximately $14 million.”

Conference Call

The Company will host a conference call on Thursday, March 29, 2012, at 8:00 a.m. Eastern Daylight Time to discuss its financial results for the fourth quarter and full year ended December 31, 2011.

The earnings release will be available on the Investor Relations page of the Company’s website at: http://www.chinatransinfo.com/news.html.

CTFO Reports Fourth Quarter and Full Year 2011 Results	page 5

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial +1 (706) 643-0585. When prompted by the operator, enter conference pass code 64531687.

A replay will be available for 14 days starting on Thursday, March 29, 2012 at 10:00 a.m. Eastern Daylight Time and can be accessed by dialing (855) 859-2056. International callers should dial +1 (404) 537-3406. When prompted, enter conference pass code 64531687.

An archived webcast of the call will be available on the Company’s website at http://www.chinatransinfo.com/WebCast.aspx?sortId=44&sortPId=5. To listen to the live webcast, please go to the Company’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

Use of Non-GAAP Financial Information

GAAP results for the three months and the year ended December 31, 2011 and 2010 include non-cash share based compensation and amortization of intangible assets from acquisitions. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which are adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company’s management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of adjustments to GAAP results appears in Table 1 below.

CTFO Reports Fourth Quarter and Full Year 2011 Results	page 6

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

Table 1—Reconciliation of Non-GAAP Financial Data

	For the three months ended		For the three months ended
	December 31, 2011,		December 31, 2010,
	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount per consolidated statement of operations	$4,990,744	$0.20	$5,849,638	0.23

Adjustments:
Amortization of intangible assets from	11,723	0.00	48,298	0.00
acquisitions (1)
Non-cash share based compensation	147,209	0.01	(119,203)	0.00

Adjusted Amount	$5,149,676	$0.20	$5,778,733	$0.23

	For the year ended		For the year ended
	December 31, 2011,		December 31, 2010,
	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount per consolidated statement of operations	$13,967,152	$0.55	$15,469,158	$0.63

Adjustments:
Amortization of intangible assets from	147,315	0.01	189,955	0.00
acquisitions (1)
Non-cash share based compensation	1,018,431	0.04	1,127,841	0.05

Adjusted Amount	$15,132,898	$0.60	$16,786,954	$0.68

(1) Amortization of intangible assets from acquisitions of Beijing Transwiseway in 2008 and UNISITS in 2009.

About China TransInfo

China TransInfo, through its affiliate, the Group Company and the Group Company’s PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formulator of several transportation technology national standards, the Company owns nine patents and has won a majority of the model cases awarded by the PRC Ministry of Transport. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company’s website at http://www.chinatransinfo.com.

CTFO Reports Fourth Quarter and Full Year 2011 Results	page 7

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements”. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

— FINANCIAL TABLES FOLLOW —

CTFO Reports Fourth Quarter and Full Year 2011 Results	page 8

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$45,032,637	$43,916,597
Restricted cash	3,560,246	3,131,660
Accounts receivable, net of allowance for doubtful accounts of $169,060 and $92,749, respectively	36,902,155	26,881,280
Inventories	5,993,121	1,079,221
Costs and estimated earnings in excess of billings on uncompleted contracts	42,917,900	38,626,089
Prepayments	8,828,290	18,551,801
Other receivables	15,636,967	10,632,452
Deferred tax assets	26,467	25,508
Total current assets	158,897,783	142,844,608

Long-term investments	10,638,712	8,760,692

Property and equipment, net	10,848,345	10,878,276

Long-term prepayment for land use right	3,694,493	-

Intangible assets, net	16,383,300	7,402,829

Goodwill	10,707,525	10,319,768

Other assets	337,258	319,679

Total assets	211,507,416	180,525,852

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	29,010,462	32,296,459
Short-term borrowings from banks	7,791,300	13,728,850
Billings in excess of costs and estimated earnings on uncompleted contracts	12,760,278	14,080,475
Accrued liabilities and other current liabilities	12,043,530	8,988,180
Total current liabilities	61,605,570	69,093,964

Other long-term liability	-	200,699
Total liabilities	61,605,570	69,294,663
Commitments and contingencies

Stockholders' equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized, 25,270,069 and 25,270,069 issued and outstanding, respectively	25,270	25,270
Additional paid-in capital	51,484,878	42,887,452
Retained earnings	61,384,633	47,417,481
Accumulated other comprehensive income	9,618,689	5,027,744
Total China TransInfo Technology Corp Stockholders
equity	122,513,470	95,357,947
Noncontrolling interests	27,388,376	15,873,242

Total stockholders' equity	149,901,846	111,231,189

Total liabilities and stockholders' equity	211,507,416	180,525,852

CTFO Reports Fourth Quarter and Full Year 2011 Results	page 9

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES Consolidated Statements Income (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales	$48,187,903	$38,755,028	$167,023,594	$122,727,958
Cost of sales	35,634,641	24,990,937	122,347,769	80,279,465
Gross profit	12,553,262	13,764,091	44,675,825	42,448,493
Total operating expenses	9,550,904	7,194,543	29,825,080	22,481,758
Income from operations	3,002,358	6,569,548	14,850,745	19,966,735
Non-operating income (expense):
Interest income	70,087	26,561	251,877	127,468
Interest expense	(153,022)	(144,653)	(832,811)	(470,711)
Subsidy income	4,355,261	147,336	4,792,137	1,574,928
Other income (expense), net	36,005	156,019	189,864	(54,443)
Total non-operating income	4,308,331	185,263	4,401,067	1,177,242
Income before income taxes, noncontrolling interests, and gain on equity investments in affiliates	7,310,689	6,754,811	19,251,812	21,143,977
Income taxes	627,777	626,173	1,955,760	2,074,187
Net income before non-controlling interests and gain on
equity investments in affiliates net income	6,682,912	6,128,638	17,296,052	19,069,790
Gain (loss) on equity investments in affiliates due to
proportional shares of the affiliates net income	708,671	1,447,671	2,483,068	1,307,679
Net income before non-controlling interests	7,391,583	7,576,309	19,779,120	20,377,469
Non-controlling interests in net income of subsidiary	2,400,839	1,726,671	5,811,968	4,908,311
Net income	4,990,744	5,849,638	$13,967,152	$15,469,158
Weighted average number of shares of outstanding:
Basic	25,270,069	25,270,069	25,270,069	24,647,707
Diluted	25,272,585	25,279,920	25,273,236	24,683,208
Earnings per share -
Basic	0.20	$0.23	$0.55	$0.63
Diluted	0.20	$0.23	$0.55	$0.63
Comprehensive income
Net income including noncontrolling interest	$7,391,583	$7,576,309	$19,779,120	$20,377,469
Translation adjustments	1,080,981	1,249,862	4,590,945	2,912,698
Comprehensive income	$8,472,564	$8,826,171	$24,370,065	$23,290,167
Comprehensive income attributable to noncontrolling interest	$2,400,839	$1,726,671	$5,811,968	$4,908,311
Comprehensive income attributable to CTFO	$6,071,725	$7,099,500	$18,558,097	$18,381,856

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CTFO Reports Fourth Quarter and Full Year 2011 Results	page 10

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

	Twelve Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$13,967,152	$15,469,158
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Noncontrolling interests	5,811,968	4,908,311
Depreciation and amortization expenses	2,579,679	2,007,246
Stock-based compensation	1,090,827	1,160,016
Gain on equity investments in affiliates due to proportional shares of the affiliates net income	(2,483,068)	- (1,307,679)
Gain on disposal of portion equity of subsidiary to noncontroling interest	(41,041)
Dividends income	(26,780)
Loss on disposal of property and equipment	24,984	(1,615)
Allowance for doubtful accounts	71,697	51,918
Deferred Income Tax	-	4,081
(Increase) Decrease in assets:
Restricted cash	(306,097)	(1,449,515)
Accounts receivable	(8,942,846)	(11,171,621)
Inventories	(4,797,803)	(566,109)
Prepaid expenses and other current assets	10,257,131	(12,215,219)
Other receivables	(4,815,425)	(3,224,644)
Cost and estimated earnings in excess of billings on uncompleted contracts	(2,796,436)	(3,528,851)
Other assets	44,938	564,805
(Decrease) Increase in liabilities:		-
Accounts payable	(3,658,735)	10,592,767
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,820,592)	- (3,434,336)
Accrued liabilities and other current liabilities	(922,079)	6,007,590
Net cash used in operating activities	$3,237,474	$3,866,303

Cash flows from investing activities:
Proceeds from disposal of property and equipment	$54,303	$64,861
Purchases of property and equipment	(2,679,638)	(1,841,087)
Purchases of intangible assets	(2,064,112)	(2,933,180)
Payments for acquisition of companies	(890,989)	(260,966)
Payments for land use right	(3,637,221)
Dividends from equity or cost investees	984,901	822,855
Cash received from disposal of minority-owned company	221,283

CTFO Reports Fourth Quarter and Full Year 2011 Results	page 11

Cash from acquisition		73,970
Net cash used in investing activities	(8,011,473)	(4,073,547)

Cash flows from financing activities:
Proceeds from short-term borrowings	8,910,451	13,388,570
Payments of short-term borrowings	(15,263,811)	(7,544,940)
Noncontrolling interest's capital contribution	12,172,108	209,335
Payment of dividends to noncontrolling interests from subsidiaries	(1,543,820)	(51,779)
Proceeds from issuing common shares	-	10,000,000
Payments to third parties for stock financing	(8,500)	(611,601)
Net cash provided by financing activities	4,266,428	15,389,585

Effect of foreign currency exchange translation	1,623,612	1,333,836

Net increase in cash	1,116,040	16,516,177

Cash and cash equivalents - beginning	43,916,597	27,400,420
Cash and cash equivalents - ending	$45,032,637	$43,916,597
	-
Supplemental disclosures:
Interest paid	$835,998	$416,554
Income taxes paid	$1,920,446	$787,449

Supplemental disclosures of cash flow for non-cash transaction:
Payment of dividends to noncontrolling interests from subsidiaries	$327,950	$-
Noncontrolling interest's capital contribution	$116,220	$-
Noncontrolling interest shareholders’ contributed intangible assets as investment	$6,915,059	$-

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